EXHIBIT 99


HEADLINE: Celgene Announces FDA Clears Thalidomide For Sale in
U.S.

DATELINE: WARREN, N.J., July 16

BODY:

     Celgene Corporation (Nasdaq: CELG) today announced it has received clearance from the U.S. Food and Drug Administration
(FDA) to market and sell THALOMID (TM) (thalidomide) for the treatment of erythema nodosum leprosum (ENL), a severe and debilitating condition associated with leprosy.

     Celgene licensed rights to thalidomide from The Rockefeller University in 1992 and began developing the drug for a range of potential indications. These include AIDS related, dermatological and cancer related conditions. Celgene submitted a new drug application (NDA) for THALOMID (TM) in December 1996.

     "Making THALOMID (TM) available to the American people required a concerted and cooperative effort between Celgene and the FDA," said Celgene's Chairman and Chief Executive Officer, John W. Jackson. "Celgene is committed to the continued development of THALOMID (TM) as a therapy for people suffering from serious and debilitating diseases."

     In order to support the safe and appropriate use of the drug, Celgene has developed a unique and comprehensive patient, physician and pharmacist education and distribution system to be called the System for Thalidomide Education and Prescribing Safety (STEPS).

     Celgene Corporation, headquartered in Warren, NJ, is engaged in the development of human pharmaceuticals and agrochemicals.

     This release contains certain forward-looking statements which involve known and unknown risks, delays, uncertainties and other factors not under the Company's control which may cause actual results, performance or achievements of the Company to be materially different from the results, performance or other expectations implied by these forward-looking statements. These factors include results of current or pending clinical trials, actions by the FDA and other regulatory authorities, and those factors detailed in the Company's filings with the Securities and Exchange Commission.